Exhibit 4.10

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of February 15, 2024, IDACORP, Inc. (the “Company”) had one class of securities registered pursuant to Section 12 of the U.S. Securities Exchange Act of 1934, as amended: common stock, without par value (the “Common Stock”).

The following description of our Common Stock is based upon our articles of incorporation, as amended (“Articles”), our amended bylaws (“Bylaws”), and applicable provisions of law. We have summarized certain portions of our Articles and Bylaws below. This summary is not complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our Articles and Bylaws, each of which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.10 is a part.

As used under this caption, references to “we,” “us,” “our” and other similar references mean IDACORP, Inc., excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

General

Authorized Shares; Listing. Our Articles authorize us to issue 120,000,000 shares of Common Stock, without par value, and 20,000,000 shares of preferred stock, without par value. Our Common Stock is listed on the New York Stock Exchange under the trading symbol “IDA”.

Dividend Rights. Subject to the prior rights of the preferred stock, holders of our Common Stock are entitled to receive any dividends our board of directors may declare on the Common Stock. The board of directors may declare dividends from any property legally available for this purpose.

Voting Rights. The Common Stock has one vote per share. The holders of our Common Stock are entitled to vote on all matters to be voted on by shareholders. The holders of our Common Stock are not entitled to cumulative voting in the election of directors. Holders of our preferred stock will not have any right to vote except as established by our board of directors or as provided in our Articles or Bylaws or by state law. A majority of the outstanding shares entitled to vote on a particular matter at a meeting constitutes a quorum. Action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless our Articles, the Idaho Business Corporation Act or our Bylaws require a greater number of affirmative votes. A plurality of the votes cast determines the election of directors.

Liquidation Rights. Subject to the prior rights of the preferred stock, if we liquidate, dissolve or wind up, whether this is voluntary or not, the holders of our Common Stock will be entitled to receive any net assets available for distribution to shareholders.

Other Rights. The Common Stock is not liable to further calls or assessment. The holders of our Common Stock are not entitled to subscribe for or purchase additional shares of our capital stock. Our Common Stock is not subject to redemption and does not have any conversion or sinking fund provisions.

Effects on Our Common Stock If We Issue Preferred Stock. Our board of directors has the authority, without further action by shareholders, to issue up to 20,000,000 shares of preferred stock in one or more series. The board of directors has the authority to determine the terms of each series of preferred stock, within the limits of the Articles and the laws of the state of Idaho. These terms include the number of shares in a series, dividend rights, liquidation preferences, terms of redemption, conversion rights and voting rights. If we issue preferred stock, it may negatively affect the holders of our Common Stock. These possible negative effects include diluting the voting power of shares of our Common Stock and affecting the market price of our Common Stock. In addition, the ability of our board of directors to issue preferred stock without shareholder approval may delay or prevent a change in control of the company.

Transfer Agent and Registrar. EQ Shareowner Services is the transfer agent and registrar for the Common Stock.

Provisions of Our Articles and Our Bylaws That Could Delay or Prevent a Change in Control

Although it is not the intention of the board of directors to discourage legitimate offers to enhance shareholder value, the existence of unissued Common Stock, the ability of the board of directors to issue preferred stock without further shareholder action and other provisions of our Articles and Bylaws may discourage transactions aimed at obtaining control of us.

Number of Directors, Vacancies, Removal of Directors. Our Bylaws provide that the board of directors will have at least 9 and at most 15 directors. These restrictions on the size of the board may be changed by amendment of our Bylaws, which must be approved by a two-thirds vote of shareholders entitled to vote, or by a majority vote of the board of directors. A majority of the board decides the exact number of directors at a given time. The board fills any new directorships it creates and any vacancies. Also, directors may be removed by the shareholders only for cause and only if at least two-thirds of the shares of our outstanding voting stock approve the removal. These provisions may delay or prevent a shareholder from gaining control of the board.

Meetings of Shareholders

Calling of a Special Meeting. The president, a majority of the board of directors or the chair of the board may call a special meeting of the shareholders at any time. Holders of at least 20% of the outstanding shares entitled to vote may call a special meeting if such holders sign, date and deliver to our secretary one or more written demands describing the purpose(s) of the proposed meeting, as well as documentation of the shareholders’ ownership percentage and information regarding the shareholders’ proposal. Upon receipt of one or more written demands from such holders, our Secretary is responsible for determining whether such demand or demands conform to the requirements of the Idaho Business Corporation Act, our Articles and our Bylaws. After making an affirmative determination, our Secretary will prepare, sign and deliver the notices for such meeting. The shareholders may suggest a time and place in their demand(s), but the board of directors will determine the time and place of any such meeting by resolution. These provisions for calling a special meeting may delay or prevent a person from bringing matters before a shareholder meeting.

No Cumulative Voting. Our Articles do not provide for cumulative voting in the election of directors. This could prevent directors from being elected by a relatively small group of shareholders.

Advance Notice Provisions. Our Bylaws require that for a shareholder to nominate a director or bring other business before an annual meeting, the shareholder must give notice and provide other information called for by our Bylaws, including with respect to Rule 14a-19, to our Secretary not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or 60 days after the anniversary date of the preceding year’s annual meeting or if no annual meeting was held in the preceding year, the shareholder must deliver notice no earlier than the close of business on the 150th day prior to the date of such annual meeting and not later than the close of business on the later of the 120th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 130 days prior to the date of such annual meeting, the 10th day following the day on which we first publicly announce the date of such meeting. Our Bylaws also limit business at a special meeting to the purposes stated in the notice of the special meeting, subject to the introduction of additional business at the discretion of the board of directors. These advance notice provisions may delay a shareholder from bringing matters before a shareholder meeting. The provisions may provide enough time for our board of directors to begin litigation or take other steps to respond to these matters, or to prevent them from being acted upon, if our board of directors finds it necessary or desirable for any reason.

Amendment of Articles of Incorporation. Our Articles require an 80% vote of shareholders entitled to vote in order to amend the provisions relating to the board of directors and the amendment of our Articles, unless such amendment is recommended by two-thirds of the continuing directors, as defined.

Amendment of Bylaws. Amendment of the Bylaws relating to the board of directors or advance notice provisions for shareholder meetings requires a two-thirds vote of shareholders entitled to vote or a majority vote of the board of directors.

Provisions of Idaho Law That Could Delay or Prevent a Change in Control

Idaho Control Share Acquisition Law. We are subject to the provisions of the Idaho Control Share Acquisition Law. This law is designed to protect minority shareholders in the event that a person acquires or proposes to acquire shares of voting stock giving it at least 20%, at least 331/3%, or more than 50% of the voting power in the election of our directors. Under this law, an acquiring person must deliver to us an information statement that includes, most notably, the acquiring person’s identity, its acquisition plans and its financing. The acquiring person cannot vote the shares it holds that are greater than the applicable percentages unless two-thirds of the outstanding voting stock, excluding shares owned by the acquiring person, approves the exercise of such voting power. If the acquiring person so requests and complies with other requirements, we must hold a special meeting within 55 days of receiving the information statement from the acquiring person for the shareholders to vote. If the acquiring person does not deliver the information statement, or our shareholders do not approve such voting power, we may redeem all of the acquiring person’s shares that exceed the applicable percentage at their fair market value.

Idaho Business Combination Law. We are also subject to the Idaho Business Combination Law. This law prohibits us from engaging in certain business combinations with a person who owns 10% or more of our outstanding voting stock for a three-year period after the person acquires the shares. This prohibition does not apply if our board of directors approved of the business combination or the acquisition of our shares before the person acquired 10% of the shares. After the three-year period, we could engage in a business combination with the person only if two-thirds of our outstanding voting stock, excluding shares owned by the person, approve, or the business combination meets minimum price requirements.